                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  May 26, 2000
                                 by and between

                           FARMERS NATIONAL BANC CORP.

                                       and

                            SECURITY FINANCIAL CORP.



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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----



ARTICLE I - Definitions..................................................................1
     1.01     Definitions................................................................1

ARTICLE II - The Merger..................................................................6
     2.01     The Merger.................................................................6
     2.02     Effectiveness of Merger....................................................7
     2.03     Effective Date and Effective Time..........................................7
     2.04     Bank Merger................................................................7

ARTICLE III - Consideration; Exchange Procedures.........................................8
     3.01     Merger Consideration.......................................................8
     3.02     Rights as Shareholders; Stock Transfers....................................8
     3.03     Fractional Shares..........................................................8
     3.04     Exchange Procedures........................................................9
     3.05     Anti-Dilution Provisions..................................................11

ARTICLE IV  Actions Pending Acquisition.................................................11
     4.01     Forbearances of Security..................................................11
     4.02     Forbearances of Farmers...................................................14

ARTICLE V  Representations and Warranties...............................................14
     5.01     Disclosure Schedules......................................................14
     5.02     Standard..................................................................14
     5.03     Representations and Warranties of Security................................15
     5.04     Representations and Warranties of Farmers.................................26

ARTICLE VI  Covenants...................................................................30
     6.01     Reasonable Best Efforts...................................................30
     6.02     Carry on Business in Normal Manner........................................30
     6.03     Shareholder Approval......................................................31
     6.04     Registration Statement....................................................31
     6.05     Press Releases............................................................32
     6.06     Access; Information.......................................................32
     6.07     Acquisition Proposals.....................................................33
     6.08     Affiliate Agreements......................................................34
     6.09     Takeover Laws.............................................................34
     6.10     Farmers Common Stock Listing..............................................34
     6.11     Regulatory Applications...................................................35
     6.12     Cooperation with Filings..................................................35
     6.13     Indemnification...........................................................35


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

     6.14     Opportunity of Employment; Employee Benefits..............................36
     6.15     Notification of Certain Matters...........................................37
     6.16     Dividend Coordination.....................................................37
     6.17     Security Common Stock Options.............................................37
     6.18     Accounting and Tax Treatment..............................................37
     6.19     No Breaches of Representations and Warranties.............................37
     6.20     Consents..................................................................37
     6.21     Insurance Coverage........................................................37
     6.22     Correction of Information.................................................38
     6.23     Supplemental Assurances...................................................38
     6.24     Farmers Acquisition Proposal..............................................38

ARTICLE VII  Conditions to Consummation of the Merger...................................38
     7.01     Conditions to Each Party's Obligation to Effect the Merger................38
     7.02     Conditions to Obligation of Security......................................39
     7.03     Conditions to Obligation of Farmers.......................................41

ARTICLE VIII  Termination...............................................................42
     8.01     Termination...............................................................42
     8.02     Effect of Termination and Abandonment; Enforcement of Agreement...........43

ARTICLE IX  Miscellaneous...............................................................43
     9.01     Survival..................................................................43
     9.02     Waiver; Amendment.........................................................43
     9.03     Counterparts..............................................................43
     9.04     Governing Law.............................................................43
     9.05     Expenses..................................................................44
     9.06     Notices...................................................................44
     9.07     Entire Understanding; No Third Party Beneficiaries........................44
     9.08     Interpretation; Effect....................................................45
     9.09     Waiver of Jury Trial......................................................45
     9.10     Successors and Assigns....................................................45

         AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2000 (this "Agreement"), is by and between Farmers National Banc Corp. ("Farmers") and Security Financial Corp. ("Security").

                                    RECITALS

         A. Security. Security is an Delaware corporation, having its principal place of business in Niles, Ohio.

         B. Farmers. Farmers is an Ohio corporation, having its principal place of business in Canfield, Ohio.

         C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and that it be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         D. Board Action. The respective Boards of Directors of each of Farmers and Security have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Security or any of its subsidiaries or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities of, or 15% or more of the assets or deposits of, Security or any of its subsidiaries, other than the transactions contemplated by this Agreement.

         "Affiliate" means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.



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         "Average Closing Price" has the meaning set forth in Section 8.01(e).

         "Bank" means Security Dollar Bank, a wholly-owned subsidiary of Security.

         "BHCA" means the Bank Holding Company Act of 1956, as amended.

          "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

         "Consultants" has the meaning set forth in Section 5.03(m).

         "Costs" has the meaning set forth in Section 6.13(a).

         "DGCL" means the Delaware General Corporation Law.

         "DSS" means Office of the Secretary of State of the State of Delaware.

         "Determination Date" has the meaning set forth in Section 8.01(e).

         "Directors" has the meaning set forth in Section 5.03(m).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenting Shares" means any shares of Security Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the DGCL and any shares of Farmers Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.03.

         "Employees" has the meaning set forth in Section 5.03(m).

         "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.



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         "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04.

         "Exchange Fund" has the meaning set forth in Section 3.04.

         "Exchange Ratio" has the meaning set forth in Section 3.01.

         "Farmers" has the meaning set forth in the preamble to this Agreement.

         "Farmers Articles" means the Articles of Incorporation of Farmers, as amended.

         "Farmers Bank" means Farmers National Bank of Canfield.

         "Farmers Board" means the Board of Directors of Farmers.

         "Farmers Code" means the Code of Regulations of Farmers, as amended.

         "Farmers Common Stock" means the common shares, without par value, of Farmers.

         "Farmers SEC Documents" has the meaning set forth in Section 5.04(f).

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Hazardous Substances" means (a) any "hazardous substance" as defined in ss. 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act or regulations promulgated thereunder, (b) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (c) asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemical, materials or substances listed or identified in, or regulated by, any Environmental Law.

         "Indemnified Party" has the meaning set forth in Section 6.13(a).

          "IRS" has the meaning set forth in Section 5.03(m).


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         The term "knowledge" means, with respect to a party hereto, actual knowledge after undertaking a reasonable investigation of any officer of that party with the title of not less than a senior vice president and that party's in-house counsel, if any.

         "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Material Adverse Effect" means, with respect to Farmers or Security, any effect, change, event, occurrence or state of facts that (i) is material and adverse to the financial position, results of operations or business of Farmers and its subsidiaries taken as a whole, or Security and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Farmers or Security to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger directed by Farmers or restructuring charges taken in connection with the Merger directed by Farmers, in each case in accordance with generally accepted accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred and Previously Disclosed in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

         "Merger" has the meaning set forth in Section 2.01.

         "Merger Consideration" has the meaning set forth in Section 2.01.

         "New Certificate" has the meaning set forth in Section 3.04.

         "ODFI" means The Ohio Division of Financial Institutions.

         "OGCL" means the Ohio General Corporation Law.

         "Old Certificate" has the meaning set forth in Section 3.04.

         "OSS" means the Office of the Secretary of State of the State of Ohio.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

         "Pension Plan" has the meaning set forth in Section 5.03(m).


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         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

         "Proxy/Prospectus" has the meaning set forth in Section 6.04.

         "Proxy Statement" has the meaning set forth in Section 6.04.

         "Registration Statement" has the meaning set forth in Section 6.04.

         "Regulatory Authority" has the meaning set forth in Section 5.03(i).

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Security" has the meaning set forth in the preamble to this Agreement.

         "Security Articles" means the Articles of Incorporation of Security, and any amendment thereto.

         "Security Affiliate" has the meaning set forth in Section 6.08(a).

         "Security Board" means the Board of Directors of Security.

         "Security Bylaws" means the bylaws adopted by the directors of Security and any amendments thereto.

         "Security Common Stock" means the common stock, no par value per share, of Security.

         "Security SEC Documents" has the meaning set forth in Section 5.03(g).

         "Security Meeting" has the meaning set forth in Section 6.03.


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         "Security Properties" has the meaning set forth in Section 5.03(p).

         "Security Special Event" has the meaning set forth in Section 6.07(b).

         "Security Common Stock Option" and collectively "Security Common Stock Options" have the meanings set forth in Section 6.17.

         "Security Common Stock Option Plans" has the meaning set forth in
     Section 6.17.

          "subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Superior Proposal" shall have the meaning set forth in Section 6.07
     (c).

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Takeover Laws" has the meaning set forth in Section 5.03 (o).

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Treasury Stock" shall mean issued shares of Security Common Stock held by Security or any of its subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

         2.01 THE MERGER. At the Effective Time, Security shall merge with and into Farmers (the "Merger"), the separate corporate existence of Security shall cease and Farmers shall survive and continue to exist as an Ohio corporation (Farmers, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Farmers may at any time prior to the Effective Time change the method of effecting the Merger (including,


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without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Security Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of Security's shareholders as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.02 EFFECTIVENESS OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the offices of the OSS and the DSS certificates of merger in accordance with the OGCL and the DGCL or such later date and time as may be set forth in such filings. The Merger shall have the effects prescribed in the OGCL and the DGCL.

         2.03 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the day designated by Farmers which day shall not be earlier than the third business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or later than the last business day of the month in which such third business day occurs; provided, no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

         2.04 BANK MERGER. Farmers intends to merge Bank with and into Farmers Bank resulting in a single national banking association which shall be Farmers Bank ("Bank Merger") after the Effective Time. The Bank Merger will be effective pursuant to a Merger Agreement (the "Bank Merger Agreement") in the form required by the National Bank Act, as amended and the laws in the State of Ohio, and by any other applicable laws, containing terms and conditions by Farmers, not inconsistent with this Agreement. The Bank Merger shall only occur if the Merger is consummated, and it shall become effective immediately after the effective time or such later time as may be determined by Farmers. To obtain the necessary regulatory approval for the Bank Merger to occur immediately after the Effective Time, Security and Bank shall approve, adopt, execute and deliver the Bank Merger Agreement and take all other reasonable steps requested by Farmers prior to the Effective Time to effect the Bank Merger; provided that neither Security nor the Bank shall be required to incur any material cost or take any irrevocable action in connection with its obligations under this section.




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


                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a) OUTSTANDING SECURITY COMMON STOCK AND SECURITY RIGHTS. Each share, excluding Treasury Stock, of Security Common Stock issued and outstanding immediately prior to the Effective Time and each share of Security Common Stock covered by a Security Common Stock Option exercised as of or prior to the Effective Time shall be cancelled and extinguished and, in substitution and exchange therefor, the holders shall be entitled to receive that number of shares of Farmers Common Stock (the "Exchange Ratio") equal to a number (rounded to the nearest thousandth) obtained by dividing $90.00, by the Farmers Common Stock Average Closing Price; provided however, that the Exchange Ratio shall not be less than 7.200, nor greater than 9.742, shares of Farmers Common Stock for each one share of Security Common Stock, subject to adjustment as set forth in
Section 3.05. Security Common Stock held by Farmers or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Farmers or any of its subsidiaries shall be cancelled and no consideration shall be issuable or payable with respect to any such share.

         (b) TREASURY STOCK. Each share of Security Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (c) OUTSTANDING FARMERS COMMON STOCK. Each share of Farmers Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Security Common Stock shall cease to be, and shall have no rights as, shareholders of Security, other than to receive any dividend or other distribution with respect to such Security Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III, and appraisal rights in the case of Dissenting Shares. After 3 business days prior to the Effective Time, there shall be no transfers on the stock transfer books of Security or the Surviving Corporation of any shares of Security Common Stock.

         3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Farmers Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Farmers shall pay to each holder of Security Common Stock who would otherwise be entitled to a fractional share of Farmers Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such


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

fractional share of Farmers Common Stock to which the holder would be entitled by the Average Closing Price of Farmers Common Stock.

         3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Farmers shall deposit, or shall cause to be deposited, with Farmers National Bank of Canfield (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Security Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Farmers Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Security Common Stock.

         (b) As promptly as practicable after the Effective Date, Farmers shall send or cause to be sent to each former holder of record of shares of Security Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. The transmittal material shall include material for use in exchanging Old Certificates for New Certificates or book entry shares registered on Security's stock transfer record (Book Entry Shares) for new stock certificates representing the number of shares of Farmers' stock to which such holders shall be entitled. Such materials shall also include enrollment materials in the Farmers dividend reinvestment plan and related instructions for enrollment therein. Farmers shall cause the New Certificates into which shares of a shareholder's Security Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Security Common Stock (or security or an indemnity affidavit reasonably satisfactory to Farmers and the Exchange Agent, if any Old Certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Farmers shall cause the exchange agent to promptly register the shares of Farmers common stock issuable to Security's holders of record in such manner, in the names and to the addresses that appear on Security stock records as of the Effective Time or in such other name to such other address as may be specified by the holder of record in transmittal documents received by the exchange agent; provided, however, that with respect to each Security stockholder, the exchange agent shall have received all of the Old Certificates held by that stockholder, or an affidavit of loss and indemnity bond for such certificate or such certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits and bonds in a form and condition reasonably acceptable to Farmers and the exchange agent.

         (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Security Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.


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         (d) No dividends or other distributions with respect to Farmers Common
Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of Security Common Stock converted in the Merger into the right to receive shares of such Farmers Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Farmers Common Stock such holder had the right to receive upon surrender of the Old Certificates.

         (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Security for six months after the Effective Time shall be delivered to Farmers. Any shareholders of Security who have not theretofore complied with this Article III shall thereafter look only to Farmers for payment of the shares of Farmers Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Farmers Common Stock deliverable in respect of each share of Security Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (f) Farmers may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III of this Agreement to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.

         (g) Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any person shall perfect dissenters' rights in respect of one or more Dissenting Shares in accordance with Sec. 1701.85 of the OGCL (sometimes hereafter called the "Ohio Dissenter's Statute") or Sec. 262 of the DGCL (sometimes hereafter called the "Delaware Dissenter's Statute"), then:

         (a) Each such Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement;

         (b) Each person perfecting such dissenter's rights with respect to Security Common Stock shall thereafter have only such rights (and shall have such obligations) as are provided in the Delaware Dissenter's Statute, and unless such rights and such obligations of such person are terminated in accordance with the provisions of the Delaware Dissenter's Statute Farmers shall not be required to deliver any Farmers Common Stock or cash payments to such person in substitution for each such Dissenting Share in accordance with this Agreement.

         (c) Each person perfecting such dissenter's rights with respect to Farmers' Common Stock shall thereafter have only such rights (and shall have such obligations) as are provided in the Ohio Dissenter's Statute.


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         No person entitled to relief as a dissenting shareholder with respect to Security Common Stock shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by such a dissenting shareholder shall be invalid.

         3.05 ANTI-DILUTION PROVISIONS. In the event Farmers changes (or establishes a record date for changing) the number of shares of Farmers Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Farmers Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. Shares issued pursuant to the requirements of the Farmers Dividend Reinvestment Plan shall not effect the Exchange Ratio.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01 FORBEARANCES OF SECURITY. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Security Disclosure Schedule, without the prior written consent of Farmers, Security will not, and will cause each of its subsidiaries not to:

         (a) Ordinary Course. Except as otherwise provided in this Section 4.01, conduct the business of Security and its subsidiaries other than in the ordinary and usual course including compliance with the internal policies, lending limits, authorizations and conduct as was established and adopted immediately prior to execution of this Agreement and which are not inconsistent with the Policies of Farmers as are previously disclosed, or fail to use reasonable efforts to perform its obligations, to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Security's ability to perform any of its obligations under this Agreement or enter into new activities or lines of business not consistent with past practices.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Security Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Security Common Stock to become subject to new Security Common Stock Options, other Rights or similar stock-based employee Rights.

         (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on Security Common Stock in an amount not to exceed $0.32 per share, with record and payment dates as indicated in Section 6.16 hereof, and (B) dividends from wholly owned subsidiaries to Security, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Security or its subsidiaries, or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

         (e) Benefit Plans. Enter into, establish, adopt or amend any pension, retirement, stock option (except that Security may amend its Stock Option Plan to provide that the execution of this Agreement shall constitute an "Applicable Event" as defined is such plan), stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Security or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided that Security may
(i) take such actions in order to satisfy either applicable law or Previously Disclosed contractual obligations existing as of the date hereof or regular annual renewal of insurance contracts; (ii) pay cash bonuses on the Closing Date in the amounts accrued by Security as of the Closing Date as set forth in
Section 401(e) of the Disclosure Schedule; (iii) terminate its defined contribution 401k plan at any time before the Effective Time, with benefit distributions deferred until the IRS issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination and with Security and Farmers to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the tax-qualified 401k plan that Farmers maintains for its employees.

         (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

         (g) Acquisitions, Reorganizations. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity; or merge or consolidate with any other Person or otherwise reorganize.

         (h) Governing Documents. Amend the Security Articles, Security Bylaws or adopt regulations for Security or amend the articles of incorporation or code of regulations (or similar governing documents) of any of Security's subsidiaries.

         (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (j) Contracts. Enter into or terminate any contract requiring the payment or receipt of $10,000 or more in any 12 month period or amend or modify in any material respect any of its existing material contracts, other than loans and contracts of deposit made by the Bank. Farmers will not unreasonably withhold its consent to a request by Security for Security to enter into, terminate, amend or modify such a contract.

         (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually, not exceeding $10,000.

         (l) Adverse Actions. (a) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (n) Indebtedness. Incur any indebtedness for borrowed money or incur any material obligation or liability other than in the ordinary course of business.

         (o) Capital Expenditures. Make any capital expenditures in excess of $25,000 in the aggregate or for any item in excess of $5,000.

         (p) Maintenance of Insurance. Fail to maintain insurance described in
Section 5.03(t).

         (q) Maintenance of Property. Fail to maintain its property and facilities in their present condition and working order, ordinary wear and tear excepted.

         (r) Compliance with Agreements. Take any action that would not or is reasonably likely not to comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, memorandums of understanding and formally adopted internal policy and procedures applicable to the conduct of its business.

         (s) Commitments. Agree or commit to do any of the foregoing.

         4.02 FORBEARANCES OF FARMERS. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Security, Farmers will not, and will cause each of its subsidiaries not to:

         (a) Performance of Obligations. Take any action which, at the time taken, is reasonably likely to have a material adverse affect upon Farmers's ability to perform any of its material obligations under this Agreement.

         (b) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Security has delivered to Farmers a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its respective covenants contained in Article IV and Article VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Security's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Security arising solely from actions taken in compliance with a written request of Farmers.

         5.02 STANDARD. No representation or warranty of Security or Farmers contained in Section 5.03 or 5.04 (other than those paragraphs for which this standard shall not apply) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such breach of representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect. The standard set forth in this Section 5.02 shall not apply to paragraphs (a), (b), (c), (d) or (g) of Section 5.03 or paragraphs (a), (b), (d) or (f) of Section 5.04.

         5.03 REPRESENTATIONS AND WARRANTIES OF SECURITY. Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Security hereby represents and warrants to Farmers:

         (a) ORGANIZATION, STANDING AND AUTHORITY. Security is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Security is registered as a bank holding company under the BHCA. Bank is an Ohio chartered state banking corporation duly organized, validly existing and in good standing under the laws of the state of Ohio. As a state bank, Bank is qualified to do business where it does business. Security has delivered to Farmers accurate and complete copies of the Security Articles and Security Bylaws and the Bank's articles of incorporation and code of regulations.

         (b) CAPITAL STRUCTURE OF SECURITY. The authorized capital stock of Security consists solely of 1,500,000 shares of Security Common Stock, no par value, of which 361,780 shares are outstanding. The outstanding shares of Security Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except as Previously Disclosed in its Disclosure Schedule, (i) there are no shares of Security Common Stock authorized and reserved for issuance, (ii) Security has no Rights issued or outstanding with respect to Security Common Stock, and (iii) Security has no commitment to authorize, issue or sell any Security Common Stock or Rights, except pursuant to this Agreement. All Security Common Stock has been issued in full compliance with all applicable federal and state securities laws.

         (c) SUBSIDIARIES. (i)(A) Security has Previously Disclosed a list of all of its subsidiaries together with the jurisdiction of organization of each such subsidiary, (B) except as Previously Disclosed, Security owns of record and beneficially all the issued and outstanding equity securities of each of its subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its subsidiaries are or may become required to be issued (other than to it or its wholly-owned subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such subsidiaries (other than to it or its wholly-owned subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to Security's rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each subsidiary held by Security or its subsidiaries are fully paid and nonassessable and are owned by Security or its subsidiaries free and clear of any Liens.

             (ii) Each of Security's subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) CORPORATE POWER. Each of Security and its subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Security has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

         (e) CORPORATE AUTHORITY; AUTHORIZED AND EFFECTIVE AGREEMENT. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of Security Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Security and the Security Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Security, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Security or any of its subsidiaries in connection with the execution, delivery or performance by Security of this Agreement or to consummate the Merger except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the certificates of merger with the OSS and DSS pursuant to the OGCL and the DGCL. As of the date hereof, Security is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt of the regulatory and shareholder approvals and other actions referred to in paragraphs 5.03(e) and (f) above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Security or of any of its subsidiaries or to which Security or any of its subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Security Articles or the Security Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Security's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, Security's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2000, and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its subsidiaries with the SEC subsequent to December 31, 1999 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Security SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Security SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Security and its subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such Security SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and cash flows, as the case may be, of Security and its subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

             (ii) Since March 31, 2000, Security and its subsidiaries have not incurred any material liability not disclosed in Security's SEC Documents, other than in the ordinary course of business consistent with past practice.

             (iii) Since March 31, 2000, except as disclosed in the Security SEC Documents, (A) Security and its subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby); (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Security or the Bank; and (C) neither Security nor any of its subsidiaries has taken any action or failed to take any action which would have violated Section 4.01 if this Agreement had been entered into on March 31, 2000.

             (iv) Since January 1, 1997, Security and its subsidiaries have timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it is required to file with any applicable federal or state securities or bank authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Security. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, and including call reports, complied in all material with respects to all applicable laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (h) LITIGATION. Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against Security or any of its subsidiaries and, to Security's knowledge, no such litigation, claim or other proceeding has been threatened. Security has provided a copy of each audit letter response received by Security from Attorneys for Security or its subsidiaries in connection with the preparation of the financial statements of Security or otherwise since December 31, 1997, relating to any litigation pending as of the date of this Agreement, to which Security or its subsidiaries is a party and which names Security or a subsidiary as a defendant, cross defendant or a brief summary report of any such litigation that is not discussed in such audit letter responses.

         (i) REGULATORY MATTERS. Except as Previously Disclosed, neither Security nor any of its subsidiaries or Security's or their properties is a party to or is subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Ohio Division of Financial Institutions, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its subsidiaries (collectively, the "Regulatory Authorities").

         (j) COMPLIANCE WITH LAWS. Each of Security and its subsidiaries:

             (i) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Security's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received no notification or communication from any Governmental Authority (A) asserting that Security or any of its subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Security's knowledge, do any grounds for any of the foregoing exist).

         (k) MATERIAL CONTRACTS; DEFAULTS. Except for this Agreement and as Previously Disclosed, neither Security nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its subsidiaries (including without limitation a non-compete or similar provision) or (iii) constitutes a power of attorney. Neither Security nor any of its subsidiaries, nor any other party to such contracts, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) NO BROKERS. Except for the engagement of Austin Associates, Inc., no action has been taken by Security that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (m) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(m)(i) of Security's Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of ERISA), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (a) Security or any of its subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") officer or former officer (the "Officers"), or director or former director (the "Directors") of Security or any of its subsidiaries participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (b) any ERISA Affiliate (collectively, the "Compensation and Benefit Plans"). Neither Security nor any of its subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by
Section 4.01(e) of this Agreement.

             (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and Security is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Security, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Security nor any of its subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Security or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

             (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Security or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate Plan") which is considered one employer with Security under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an "ERISA Affiliate"). None of Security, any of its subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Security's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Security, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

             (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Security or any of its subsidiaries is a party have been timely made or have been reflected on Security's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Security, any of its subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

             (v) Except as disclosed in Section 5.03(m)(v) of Security's Disclosure Schedule, neither Security nor any of its subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as disclosed in Section 5.03(m)(v) of Security's Disclosure Schedule, there has been no communication to Employees by Security or any of its subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

             (vi) Security and its subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

             (vii) With respect to each Compensation and Benefit Plan, if applicable, Security has provided or made available to Farmers, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300, or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code Section 401(k) and 401(m) tests).

             (viii) Except as disclosed on Section 5.03(m)(viii) of Security's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

             (ix) Except as disclosed on Section 5.03(m)(ix) of Security's Disclosure Schedule, neither Security nor any of its subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

             (x) Except as disclosed on Section 5.03(m)(x) of Security's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Farmers, Security or the Surviving Corporation, or any of their respective subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of Security on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) LABOR MATTERS. Neither Security nor any of its subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Security or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Security or any such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or, to Security's knowledge, threatened, nor is Security aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Except as Previously Disclosed, neither Security nor any of its subsidiaries is a party to any employment or consulting agreement not terminable at will.

         (o) TAKEOVER LAWS. Security has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state or the Articles or Bylaws of Security (collectively, "Takeover Laws") applicable to it.

         (p) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of Security or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien ("Security Properties"), violates or violated Environmental Laws, no condition has existed or event has occurred with respect to any of them or any Security Property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Security nor any of its subsidiaries has received any notice from any person or entity that Security or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. None of the Security Properties has asbestos, urea formaldehyde, or lead paint. None of the Security Properties is on any state or federal list of properties suspected to contain hazardous wastes or Hazardous substances, or has or currently contain any underground storage tanks, above ground storage tanks, manufactured gas activities, industrial/manufacturing activities, or the storage of any Hazardous substances (except in small quantities used in compliance with all Environmental Laws for residential or commercial cleaning purposes). None of the Security Properties is known by Security or any of its subsidiaries to be within 500 feet of any property which has or had underground storage tanks, above ground storage tanks, manufactured gas activities, industrial/manufacturing activities, or the storage of any Hazardous substances (except in small quantities used in compliance with all Environmental Laws for residential or commercial cleaning purposes). Neither Security nor any of its subsidiaries has participated in the management of any business or property owned, leased or controlled by any third party which generated, managed, stored, treated or disposed of any Hazardous substances. Upon requests by Farmers, Security shall provide to Farmers a Phase I Environmental Assessment Report on any properties, which, upon investigation by Farmers, indicate a potential presence of materials which are likely to result in a violation of Environmental Laws, in the reasonable judgment of Farmers.

         (q) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to Security and its subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, and no such examination has been threatened (iv) except for Tax Returns for fiscal years ended on or after December 31, 1995, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and
(vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Security or its subsidiaries. Security has made or will make available to Farmers true and correct copies of the United States federal income Tax Returns filed by Security and its subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1999. Neither Security nor any of its subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the Security SEC Documents in excess of the amounts accrued with respect thereto that are reflected in the Security SEC Documents. As of the date hereof, neither Security nor any of its subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Security and its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Security or any of its subsidiaries, other than Liens for current Taxes not yet due and payable. Neither Security nor any of its subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Neither Security nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Neither Security nor any of its subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Security is or was the common parent corporation.

             (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

             (iii) Security and its subsidiaries will not be liable for any Taxes as a result of the transfer contemplated by this Agreement.

         (r) RISK MANAGEMENT INSTRUMENTS. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Security's own account, or for the account of one or more of Security's subsidiaries or their customers (all of which are listed on Security's Disclosure Schedule), were entered into
(i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Security or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Security nor its subsidiaries, nor to Security's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) BOOKS AND RECORDS. The books and records, including Shareholder information, of Security and its subsidiaries have been fully, properly and accurately maintained, have been maintained in accordance with sound business practices and there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substances of events and transactions included therein.

         (t) INSURANCE. Security's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Security or its subsidiaries and a description of all claims filed against the insurers of Security and its subsidiaries since December 31, 1997. Security and its subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary and adequate for comparable entities engaged in the same business and industry. Management of Security has, after reasonable investigation, determined that the amount of insurance is adequate to satisfy any current potential losses or claims now pending or claims anticipated by Management of Security which may be filed against such policies. All such insurance policies are in full force and effect; Security and its subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) ACCOUNTING TREATMENT. As of the date hereof, after reasonable investigation, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (v) DISCLOSURE. The representations and warranties contained in this
Section 5.03, the Security Disclosure Schedule, and the other written materials furnished by Security to Farmers pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading in light of the circumstances under which such statements were made.

         (w) YEAR 2000. Neither Security nor any of its subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority.

         (x) MATERIAL ADVERSE CHANGE. Security has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2000 that has had a Material Adverse Effect on Security.

         (y) ABSENCE OF UNDISCLOSED LIABILITIES. Neither Security nor any of its subsidiaries has any liability (contingent or otherwise), except as disclosed in the Security SEC Documents and except for liabilities and obligations incurred since the March 31, 2000, in the ordinary course of business.

         (z) PROPERTIES. Security and its subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the Security SEC Documents as being owned by Security as of March 31, 2000, or acquired after such date, except (i) liens for current taxes in amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties,
(iv) dispositions and encumbrances in the ordinary course of business none of which exceed $25,000 in the aggregate, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Security or any of its subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Security or any such subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Security's knowledge, the lessor. All of the assets of Security and its subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are adequate to continue to conduct the business of Security and its subsidiaries as such businesses are presently being conducted. All buildings and improvements of Security are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location. No real property of Security or its subsidiaries is in material violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation or requirement relating to any Security real property. There is no proposal under active consideration by any public or governmental authority or entity to acquire Security real property for any governmental purpose. No real property is the subject of any condemnation action.

         (aa) LOANS. Each loan reflected as an asset or which makes up a part of the assets in the Security SEC Documents as of March 31, 2000, and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $300,000 in the aggregate,

(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (bb) ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected in the Security SEC Documents, as of their respective dates, is adequate under the requirements of generally accepted accounting principles and as determined by Management, after reasonable investigation, to provide for reasonably anticipated losses on outstanding loans. The Security Disclosure Schedule sets forth all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Security and its subsidiaries that have been classified as "other loans specifically mentioned", "special mention", "substandard", "doubtful", "loss", "classified", "criticized", "credit risk assets", "concern loans", or words of similar import in the aggregate amount thereunder of each such category or type.

         (cc) REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which Security or any of its subsidiaries has purchased securities subject to an agreement to resell, if any, Security or such subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (dd) DEPOSIT INSURANCE. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

         (ee) INDEMNIFICATION CLAIM. To the knowledge of Security, there is no event, action or omission by or with respect to any director, officer, employee, trustee, agent or other person who may be entitled to receive indemnification or reimbursement, claim, loss or expense under agreement, contract or arrangement providing corporate indemnification or reimbursement of any such person.

         5.04 REPRESENTATIONS AND WARRANTIES OF FARMERS. Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule, if any, corresponding to the relevant paragraph below, Farmers hereby represents and warrants to Security as follows :

         (a) ORGANIZATION, STANDING AND AUTHORITY. Farmers is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Farmers is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Farmers is registered as a bank holding company under the BHCA.

         (b) CAPITAL STRUCTURE OF FARMERS. (i) As of the date of this Agreement, the authorized capital stock of Farmers consists of 12,490,000 common shares, without par value, of which 7,642,959 shares are were issued and outstanding. As of the date of this Agreement, except as set forth in the Farmers SEC Documents and options granted by Farmers since March 31, 2000, Farmers does not have any Rights issued or outstanding with respect to Farmers Common Stock and Farmers does not have any commitment to authorize, issue or sell any Farmers Common Stock or and Farmers Serial Preferred Shares or Rights, except pursuant to this Agreement. The outstanding shares of Farmers Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights.

             (ii) The shares of Farmers Common Stock to be issued in exchange for shares of Security Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (c) CORPORATE POWER. Each of Farmers and its subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Farmers has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (d) CORPORATE AUTHORITY; AUTHORIZED AND EFFECTIVE AGREEMENT. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of Farmers Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Farmers and the Farmers Board prior to the date hereof. This Agreement is a valid and legally binding agreement of Farmers, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (e) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Farmers or any of its subsidiaries in connection with the execution, delivery or performance by Farmers of this Agreement or to consummate the Merger except for (A) the filing of applications or notices, as applicable, with and the approval of certain federal banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the certificates of merger with the OSS and the DSS pursuant to the OGCL and DGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Farmers Common Stock in the Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Farmers is not aware of any reason why the approvals set forth in
Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt of the regulatory and shareholder approvals and other actions referred to in paragraphs 5.04(d) and (e) and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Farmers or of any of its subsidiaries or to which Farmers or any of its subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or Code of Regulations (or similar governing documents) of Farmers or any of its subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (f) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Farmers's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Farmers's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its subsidiaries with the SEC subsequent to December 31, 1999 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Farmers SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Farmers SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Farmers and its subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such Farmers SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and cash flows, as the case may be, of Farmers and its subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

             (ii) Since March 31, 2000, Farmers and its subsidiaries have not incurred any material liability not disclosed in the Farmers SEC Documents, other than in the ordinary course of business consistent with past practice.

             (iii) Except for its obligations pursuant to this Agreement, since March 31, 2000, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Farmers.

         (g) BROKERAGE AND FINDER'S FEES. Farmers has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

         (h) TAKEOVER LAWS. Farmers has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Farmers.

         (i) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of Farmers or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien ("Farmers Properties"), violates or violated Environmental Laws, no condition has existed or event has occurred with respect to any of them or any Farmers Property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Farmers nor any of its subsidiaries has received any notice from any person or entity that Farmers or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. None of the Farmers Properties has asbestos, urea formaldehyde, or lead paint. None of the Farmers Properties is on any state or federal list of properties suspected to contain hazardous wastes or Hazardous substances, or has or currently contain any underground storage tanks, above ground storage tanks, manufactured gas activities, industrial/manufacturing activities, or the storage of any Hazardous substances (except in small quantities used in compliance with all Environmental Laws for residential or commercial cleaning purposes). None of the Farmers Properties is known by Farmers or any of its subsidiaries to be within 500 feet of any property which has or had underground storage tanks, above ground storage tanks, manufactured gas activities, industrial/manufacturing activities, or the storage of any Hazardous substances (except in small quantities used in compliance with all Environmental Laws for residential or commercial cleaning purposes). Neither Farmers nor any of its subsidiaries has participated in the management of any business or property owned, leased or controlled by any third party which generated, managed, stored, treated or disposed of any Hazardous substances.

         (j) ACCOUNTING TREATMENT. As of the date hereof, Farmers is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (k) DISCLOSURE. The representations and warranties contained in this
Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading in light of the circumstances under which such statements were made.

         (l) YEAR 2000. Neither Farmers nor any of its subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority.

         (m) MATERIAL ADVERSE CHANGE. Farmers has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2000, that has had a Material Adverse Effect on Farmers.

         (n) DEPOSIT INSURANCE. The deposits of Farmers's bank subsidiaries are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and said banks have paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                    COVENANTS

         6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Security and Farmers agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 CARRY ON BUSINESS IN NORMAL MANNER. From the date of this Agreement to the Effective Date, Security shall carry on its business in substantially the same manner as heretofore and, without the written consent of Farmers, Security shall not (a) do any of the things which Security represents and warrants herein have not been done since March 31, 2000, or the date hereof, as the case may be, except as necessary to carry out this Agreement on the part of Security; (b) take any action which would be inconsistent with any representation or warranty of Security set forth herein or which would cause a breach of any such representation or warranty if made at or immediately following such action; or (c) engage in any lending activities other than in the ordinary course of business consistent with past practice. Security shall send to Farmers via facsimile transmission a copy of all loan presentations made to Security's Board at the same time as such presentations are transmitted to said board and all other proposals for loans including refinanced loans in excess of $50,000 to enable one of Farmers's senior loan committee members to review, comment and make reasonable recommendations to the loan committee with respect to such loan presentations. Security shall consult with Farmers prior to (x) hiring any full-time officer, other than replacement employees for positions then existing and (y) purchasing any investment securities in an amount exceeding $50,000 per transaction. Security will use its reasonable best efforts to keep its business organizations intact, to keep available the services of present employees, and to preserve the goodwill of customers, suppliers, and others having business relations with them.

         6.03 SHAREHOLDER APPROVAL. Security and Farmers agree to take, in accordance with applicable law and their respective Articles, Bylaws or Code of Regulations, all action necessary to convene an appropriate meeting of their shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by their respective shareholders for consummation of the Merger (including any adjournment or postponement, the "Security Meeting" and "Farmers Meeting"), as promptly as practicable after the Registration Statement is declared effective. Each of Security and Farmers shall recommend that its shareholders adopt this Agreement at the their respective meetings unless otherwise necessary under the applicable fiduciary duties as determined in good faith after consultation with and based upon advice of independent legal counsel.

         6.04 REGISTRATION STATEMENT. (a) Farmers agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by Farmers with the SEC in connection with the issuance of Farmers Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Security constituting a part thereof (the "Proxy Statement") and all related documents). Security agrees to cooperate, and to cause its subsidiaries to cooperate, with Farmers, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Security and its subsidiaries have cooperated as required above, Farmers agrees to file the Registration Statement, which will include the Proxy Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of Security and Farmers agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Farmers also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Security agrees to furnish to Farmers all information concerning Security, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Security and Farmers agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Security shareholders and at the time of the Security Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Security and Farmers further agrees, if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement.

         (c) Farmers agrees to advise Security, promptly after Farmers receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Farmers Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.05 PRESS RELEASES. Each of Security and Farmers agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.

         6.06 ACCESS; INFORMATION. (a) Security agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Farmers and Farmers's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Farmers may reasonably request and, during such period, Security shall furnish promptly to Farmers (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of Security as Farmers may reasonably request.

         (b) Each of Security and Farmers agrees that it will not, and will cause its representatives not to, use any confidential information obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, Security shall promptly furnish Farmers with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.07 ACQUISITION PROPOSALS. (a) Security agrees that it shall not, and shall cause its subsidiaries and its and its subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, subject to the extent that the Security Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Farmers with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Security shall promptly (within 24 hours) advise Farmers following the receipt by Security of any inquiries or information concerning an Acquisition Proposal and the substances thereof (including the identity of the person making such Acquisition Proposal), and advise Farmers of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

         (b) SPECIAL FEE. In order to induce Farmers to enter into this Agreement and to compensate Farmers for the time and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and the losses suffered by Farmers from foregone opportunities, if the Effective Time has not occurred on or before May 31, 2001, and a "Security Special Event" (as defined below) has occurred, Security shall pay to Farmers on May 31, 2001, $2,000,000 in immediately available funds; provided, however, that if prior to May 31, 2001, Security notifies Farmers that it cannot consummate the Merger because of a Security Special Event, then Security shall pay to Farmers $2,000,000 in immediately available funds within three business days following the date of such notice.

         For purposes of the foregoing, "Security Special Event" shall mean any of the following to occur on or prior to May 31, 2001: (i) a Person which is not an Affiliate of Farmers has publicly announced or proposed, or consummated a purchase, exchange or tender offer for shares of Security Common Stock representing, on a fully diluted basis, more than 10% of the outstanding shares of Security Common Stock, which causes the Merger not to be consummated; or (ii) a Person that is not an Affiliate of Farmers has entered into an agreement with respect to a merger, share exchange, consolidation, reorganization, combination or similar transaction involving Security or the Bank or a purchase, lease or other acquisition of all or any significant portion of the assets of, or an equity interest (or an option, warrant or securities convertible into an equity interest) from, Security or the Bank; or (iii) Security shall have caused the Merger not to be consummated by May 31, 2001, for the purposes of pursuing any proposal by any Person concerning (i) or (ii) above; (iv) failure of Security directors to recommend the Merger or withdrawal or modification or announced intention to not recommend the Merger; (v) recommendation or approval by the Security Directors of another Acquisition Proposal; or (vi) failure of Security to solicit proxies in favor of the Merger.

         (c) (i) Notwithstanding any other provisions of this Agreement, prior to the receipt of the approval of the Security shareholders described in 7.01(a) the Board of Directors of Security, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of counsel, may withdraw or modify its approval of the recommendation of this Agreement or the Merger, approve or recommend any Superior Proposal, enter into an agreement with respect to such Superior Proposal and terminate this Agreement, so long as concurrently with entering into any agreement with respect to a Superior Proposal, Security pays, or causes to be paid, to Farmers the Special Fee described in Section 6.07(b) hereof. "Superior Proposal" as used herein means any bona fide written Acquisition Proposal made by a third party which the Board of Directors of Security determines in its good faith judgement is reasonably capable of being completed and that, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal would, if consummated, be more favorable to the Security shareholders from a financial point of view than the Merger.

             (ii) Prior to receipt of the Security shareholder approval described in Section 7.01(a) hereof, to the extent required by the fiduciary obligations of the Board of Directors of Security, Security may, upon receipt of an unsolicited Acquisition Proposal, and in response to it, (i) furnish information with respect to Security and the Bank to any Person pursuant to a customary confidentiality agreement (as determined by Security's counsel) and answer questions about such information and (ii) participate in negotiations regarding such unsolicited Acquisition Proposal.

         6.08 AFFILIATE AGREEMENTS. (a) In the Security Disclosure Schedule and not later than the 15th day prior to the mailing of the Proxy Statement, Security shall deliver to Farmers a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Security Meeting, deemed to be an "affiliate" of Security (each, a "Security Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. Security shall use its reasonable best efforts to cause each person who may be deemed to be a Security Affiliate (who has not executed and delivered to Farmers concurrently with the execution of this Agreement) to execute and deliver to Security on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

         6.09 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.10 FARMERS COMMON STOCK LISTING. Shares of Farmers Common Stock are not listed on any exchange. The NASD reports trading prices for Farmers Common Stock on the inter-dealer Bulletin Board.

         6.11 REGULATORY APPLICATIONS. Farmers and Security and their respective subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Farmers and Security shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         6.12 COOPERATION WITH FILINGS. Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any third party or Governmental Authority.

         6.13 INDEMNIFICATION. (a) Following the Effective Date, Farmers shall indemnify, defend and hold harmless the present directors, officers and employees of Security and its subsidiaries (each, an "Indemnified Party") against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Security is required to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Delaware and the Security Articles as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Delaware's law and the Security Articles shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Farmers) selected by Farmers and reasonably acceptable to such officer, director or employee.

         (b) For a period of three years from the Effective Time, Farmers shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Security or any of its subsidiaries (determined as of the Effective Time) (as opposed to Security) with respect to claims against such directors and officers arising from facts or events which occurred before the

Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Farmers may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall Farmers be required to expend, in the aggregate, more than 300 percent of the current annual amount expended by Security (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage for the three year period provided for herein; provided, further that if Farmers is unable to maintain or obtain the insurance called for by this Section 6.13(b), Farmers shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Security or any subsidiary may be required to make application and provide customary representations and warranties to Farmers's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Farmers thereof; provided that the failure so to notify shall not affect the obligations of Farmers under
Section 6.13(a) unless and to the extent that Farmers is actually prejudiced as a result of such failure.

         (d) If Farmers or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Farmers shall assume the obligations set forth in this Section 6.13.

         6.14 OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS. The existing employees of Security may have the opportunity to continue as employees of Farmers or one of its subsidiaries, on the Effective Date; subject, however, to the right of Farmers and its subsidiaries to terminate any such employees. It is understood and agreed that nothing in this Section 6.14 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, Security employees shall continue to participate in the Security employee benefit plans in effect at the Effective Time unless and until Farmers, in its sole discretion, shall determine that Security employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Farmers and that all or some of the Security plans shall be terminated or merged into certain employee benefit plans of Farmers. Notwithstanding the foregoing, subject to the requirements and restrictions of Farmers' employee benefits plans, each Security employee shall be credited with years of Security (or predecessor) service for purposes of eligibility and vesting (but not for benefit accrual purposes) in the employee benefit plans of Farmers, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Security's welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage. If, after the Effective Date, Farmers adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, Farmers shall credit similarly-situated employees and executives of Security with equivalent credit for service with Security or its predecessors. The foregoing covenants shall survive the Merger, and Farmers shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for Security service credits referenced herein.

         6.15 NOTIFICATION OF CERTAIN MATTERS. Security shall give prompt notice to Farmers of any fact, event or circumstance known to Security that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.16 DIVIDEND COORDINATION. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Merger, during any applicable period, there shall not be a payment of both a Farmers and a Security dividend to former Security shareholders.

         6.17 SECURITY COMMON STOCK OPTIONS. On or prior to the Effective Date, all outstanding options to purchase shares of Security Common Stock ("Security Common Stock Options") under the Security Financial Corp. 1997 Stock Option Plan shall be exercised by the holder, or, surrendered by the holder for a cash payment in accordance with the terms of such plan.

         6.18 ACCOUNTING AND TAX TREATMENT. Each of Farmers and Security agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability to treat the Merger as a "pooling-of-interests" in accordance with GAAP or Security or the shareholders of Security to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of Farmers and Security agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of Farmers or Security (as the case may be) to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

         6.19 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Farmers and Security will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

         6.20 CONSENTS. Each of Farmers and Security shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

         6.21 INSURANCE COVERAGE. Security shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date. In the discretion of Farmers, Security shall cooperate to obtain "tail coverage" insurance on any policy deemed advisable by Farmers.

         6.22 CORRECTION OF INFORMATION. Each of Farmers and Security shall promptly correct and supplement any information furnished under this Agreement (including supplements to Disclosure Schedules) so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

         6.23 SUPPLEMENTAL ASSURANCES. (a) On the date the Registration Statement becomes effective and on the Effective Date, Security shall deliver to Farmers a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Security, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) On the date the Registration Statement becomes effective and on the Effective Date, Farmers shall deliver to Security a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Security) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.24 FARMERS ACQUISITION PROPOSAL. Farmers shall not accept any offer from any Person regarding an Acquisition Proposal (as defined in Section 1.01, however, references therein to Security shall be deemed for purposes of this section to refer to Farmers) unless such offer is expressly conditioned upon or the offeror agrees to the performance by Farmers or its successor in interest of its obligations under this Agreement. Farmers acknowledges that the restrictions and agreements contained in this section are reasonable and necessary to protect the legitimate interests of Security and that any violation of this section will cause substantial and irreparable injury to Security that would not be quantifiable and for which no adequate remedy would exist at law and agrees and consents to, in addition to all other remedies which may be available to Security, the entry of an injunction by any court of competent jurisdiction against consummation of any transaction involving Farmers and another Person which does not comply with this section until such transaction does comply with this section.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Farmers and Security to consummate the Merger is subject to the fulfillment or written waiver by Farmers and Security prior to the Effective Time of each of the following conditions:

         (a) SHAREHOLDER APPROVAL. This Agreement (including the Plan of Merger) shall have been duly adopted by the requisite vote of the shareholders of Security and Farmers.

         (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule, or order shall contain any conditions, restrictions or requirements which Farmers reasonably determines would either before or after the Effective Time (i) have a Material Adverse Effect on Farmers and its subsidiaries taken as a whole after giving effect to the consummation of the Merger; or (ii) prevent Farmers from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby that Farmers currently anticipates obtaining.

         (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) prohibiting or delaying consummation of the transactions contemplated by this Agreement.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Farmers Common Stock to be issued in the Parent Merger shall have been received and be in full force and effect.

         (f) ACCOUNTING TREATMENT. Farmers shall have received from Hill, Barth & King, LLC, Farmers's independent auditors, a letter, dated the date of or shortly prior to the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

         7.02 CONDITIONS TO OBLIGATION OF SECURITY. The obligation of Security to consummate the Merger is also subject to the fulfillment or written waiver by Security prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Farmers set forth in this Agreement shall be true and correct, subject to
Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date), and Security shall have received a certificate, dated the Effective Date, signed on behalf of Farmers by the Chief Executive Officer and the Chief Financial Officer of Farmers to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF FARMERS. Farmers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Security shall have received a certificate, dated the Effective Date, signed on behalf of Farmers by the Chief Executive Officer and the Chief Financial Officer of Farmers to such effect.

         (c) TAX OPINION. Security shall have received an opinion of counsel to Farmers, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and
(ii) no gain or loss will be recognized by shareholders of Security who receive shares of Farmers Common Stock in exchange for shares of Security Common Stock, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, counsel to Farmers will require and rely upon representations contained in letters from Security and Farmers.

         (d) OPINION OF FARMERS'S COUNSEL. Security shall have received an opinion of Bischoff, Kenney & Niehaus, counsel to Farmers, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Farmers is a corporation in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly approved by the Farmers's Board and duly adopted by the shareholders of Farmers
(iii) this Agreement has been duly executed by Farmers and constitutes the binding obligation of Farmers, enforceable in accordance with its terms against Farmers, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing
(iv) that the Farmers Common Stock to be issued as Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, (v) that upon the filing of the certificates of merger with the OSS and the DSS, the Merger shall become effective and (vi) the shares of Farmers to be issued in the exchange to Security Shareholders have been registered under the Securities Act of 1933, as amended, and applicable Blue Sky laws.

         (e) FAIRNESS OPINION. Security shall have received a fairness opinion from Austin Associates, Inc., financial advisor to Security, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the shareholders of Security from a financial point of view.

         (f) CORPORATE RESOLUTIONS. Security shall have received from Farmers copies of resolutions adopted by the directors and shareholders of Farmers approving and adopting this Agreement and authorizing the consummation of the transactions described herein accompanied by a certificate of the secretary or assistant secretary of Farmers dated as of the Effective Date and certifying (1) the date and manner of adoption of each such resolution; and (2) that each such resolution is in full force and effect, without amendment, as of the Effective Date.

         7.03 CONDITIONS TO OBLIGATION OF FARMERS. The obligation of Farmers to consummate the Merger is also subject to the fulfillment or written waiver by Farmers prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Security set forth in this Agreement shall be true and correct, subject to
Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date) and Farmers shall have received a certificate, dated the Effective Date, signed on behalf of Security by the Chief Executive Officer and the Chief Financial Officer of Security to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF SECURITY. Security shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Farmers shall have received a certificate, dated the Effective Date, signed on behalf of Security by the Chief Executive Officer and the Chief Financial Officer of Security to such effect.

         (c) TAX OPINION. Farmers shall have received an opinion of its counsel, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, counsel to Farmers will require and rely upon representations contained in letters from Security and Farmers.

         (d) OPINION OF SECURITY'S COUNSEL. Farmers shall have received an opinion of Werner & Blank Co., LPA, counsel to Security, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Security is a corporation in good standing under the laws of the State of Delaware, (ii) this Agreement has been duly approved by the Security Board and duly adopted by the shareholders of Security, (iii) this Agreement has been duly executed by Security and constitutes a binding obligation on Security, enforceable in accordance with its terms against Security, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, (iv) that upon the filing of the certificate of merger with the OSS and the DSS, the Merger shall become effective and (v) the Shares of Security to be exchanged pursuant to the Merger have been properly registered under the 1933 Securities Act, as amended, and applicable Blue Sky laws.

         (e) CERTIFICATE OF MERGER. Farmers shall have received from Security certificates of merger duly executed by Security in accordance the requirements of the OGCL and DGCL and in appropriate form for filing with the OSS and DSS.

         (f) CORPORATE RESOLUTIONS. Farmers shall have received from Security copies of resolutions adopted by the directors and shareholders of Security approving and adopting this


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

Agreement and authorizing the consummation of the transactions described herein accompanied by a certificate of the secretary or assistant secretary of Security dated as of the Effective Date and certifying (1) the date and manner of adoption of each such resolution; and (2) that each such resolution is in full force and effect, without amendment, as of the Effective Date.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Farmers and Security, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by Farmers or Security, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02); or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c) DELAY. At any time prior to the Effective Time, by Farmers or Security, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by May 31, 2001, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

         (d) NO APPROVAL. By Security or Farmers, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the shareholders of Security or Farmers fail to adopt this Agreement at the Security Meeting or the Farmers Meeting, respectively; or (iii) any of the closing conditions have not been met as required by Article VII hereof.

         (e) FARMERS COMMON STOCK. By notice given by Security to Farmers if the Farmers Common Stock Average Closing Price on the Determination Date shall be less than $7.50; except that the termination notice by Security shall not be effective and this Agreement shall not be terminated by such notice if Farmers agrees to adjust the Exchange Ratio to that number resulting from dividing $73.07 by the Farmers Common Stock Average Closing Price.

         For purposes of this Section 8.01(e), the following terms shall have the meanings indicated:

         "Average Closing Price" shall mean the weighted average price (using actual trading volume and prices as determined by a mutually agreeable source) of a share of Farmers Common Stock during the period of 30 trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

         "Determination Date" shall mean the date immediately prior to the Effective Date.

         8.02 EFFECT OF TERMINATION AND ABANDONMENT; ENFORCEMENT OF AGREEMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.13, 6.14 and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04(b), 6.05, 6.06(b), 6.07, 8.02, and this Article IX which shall survive such termination).

         9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Security Meeting, this Agreement may not be amended if it would violate the DGCL or the federal securities laws.

         9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Farmers.

         9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to Security, to:

                  Security Financial Corp.
                  1 South Main Street
                  Niles, OH  44446
                  Atten: C. James Bess

                  With a copy to:

                  Werner & Blank Co., LPA
                  7205 West Central Avenue
                  Toledo, Ohio  43617
                  Attn:    Martin D. Werner

                  If to Farmers, to:

                  Farmers National Banc Corp.
                  20 S. Broad Street
                  P.O. Box 555
                  Canfield, OH  44406
                  Atten:  Frank L. Paden

                  With a copy to:

                  Bischoff, Kenney & Niehaus
                  5630 N. Main Street
                  Sylvania, OH  43560
                  Atten:  Charles D. Niehaus

         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions



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


contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. The Disclosure Schedules shall be deemed to be a part of this Agreement and shall not be amended without the prior written consent of the other party hereto. Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to, with respect to Farmers, any acquiring party pursuant to Section 6.25 hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                    FARMERS NATIONAL BANC CORP.



                                    By: /s/ Frank L. Paden
                                        -------------------
                                        Frank L. Paden
                                        President & CEO


                                    SECURITY FINANCIAL CORP.


                                    By: /s/ Christopher J. Shaker
                                        --------------------------
                                        Christopher J. Shaker
                                        Chairman






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



                                    EXHIBIT A
                         TO AGREEMENT AND PLAN OF MERGER


______________, 2000

Farmers National Banc Corp.
20 S. Broad Street
P.O. Box 555
Canfield, OH  44406
Atten:  Frank L. Paden

Gentlemen:

In connection with the proposed business combination in which Security Financial Corp. ("Security") will be merged with and into Farmers National Banc Corp. ("Farmers"), in consideration of the exchange of Farmers Common Stock for Security Common Stock, the undersigned hereby represents and agrees that he or she will not (a) offer, sell or transfer any Farmers Common Stock (including any securities which may be paid as a dividend or otherwise distributed thereon) to be so received pursuant to the business combination; or (b) offer, sell or transfer any Farmers Common Stock received pursuant to the exercise of stock options, except that the undersigned may offer, sell or transfer such Farmers Common Stock: (i) pursuant to a then-current effective registration under the Securities Act of 1933 ("1933 Act"); (ii) in a transaction permitted by the Securities and Exchange Commission's Rule 145; or (iii) in a transaction which, in the opinion of counsel satisfactory to Farmers, is not required to be registered under the 1933 Act.

In addition to the above, the undersigned also agrees that in order to preserve pooling of interests accounting treatment for this transaction, he or she, as an affiliate of Security will not sell or otherwise reduce his or her risk with respect to any (a) shares of Farmers Common Stock received in the transaction or otherwise acquired in any other manner or (b) shares of Security Common Stock (however acquired) for a period beginning 30 days prior to the consummation of such acquisition by merger and ending on the date the financial results covering at least 30 days of post-acquisition combined operations of Farmers and Security have been published in accordance with Section 6.08 of the Agreement and Plan of Merger between Security and Farmers dated as of May __2000.

The undersigned acknowledges that the above agreements are supported by valid consideration.

Very truly yours,


-----------------------

[Title]
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